APPROVAL CERTIFICATE
                                       OF
                        SINO-FOREIGN JOINT VENTURE IN PRC

(Left Side)

Approval No.:            Xianyang Joint Venture [1993]No. 4737
Approval Date:           September 25, 1995
                         (Seal on date)
Issuing Date:            May 13, 1996

(Right Sight) No.0361764
Name of Joint Venture:
         In Chinese
         In English:      Yantai Daewoo Electronic Components Co. Ltd.

Address:                  West Street Guanbei, Muping, Shandong Province
Type of company:          Joint Venture        Term of the Joint Venture: 12
Total Investment:                  USD4,961,400
Total Registration Capital:        USD3,801,7000

Investors:

Name:                                                        Registration Place
Party A:          Muping Golden Industry Co. Ltd.            PRC
Party B:          Xianyang Pianzhuan Group Co. Ltd.          PRC
Party C:          Tomei Trading Co. Ltd.                     Japan
Party D:          Deawoo Electronics Components Co. Ltd      Korea

Contributions:
Party A:          RMB4,367,000                       accounting for 20%
Party B:          RMB9,850,000                       accounting for 45 %
Party C:          RMB948,600                         accounting for 25 %
Party D:          RMB380,170                         accounting for 10%

Field of Operation:
Manufacturing and sales of deflection yokes and other electronic products.